Exhibit 5

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804•788•8200
FAX	804•788•8288

FILE NO: 21422.5032

April 5, 2005

Board of Directors

Dana Corporation

4500 Dorr Street

Toledo, OH 43615

Dana Corporation
Registration Statement on Form S-4 Relating to the
Exchange Offer for $450,000,000 Principal Amount
of 5.85% Notes due 2015

Gentlemen:

We have acted as counsel to Dana Corporation, a Virginia corporation (the “Company”), in connection with the offer to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of 5.85% Notes due 2015 (the “Original Notes”) for a like principal amount of 5.85% Notes due 2015 that have been registered under the Securities Act of 1933 (the “Exchange Notes”), as set forth in the Registration Statement of Form S-4 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended. The terms of the Exchange Notes will be governed by the indenture (the “Indenture”), dated as of December 10, 2004, between the Company and Citibank N.A., as trustee (the “Trustee”).

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies, and the authenticity of the originals  thereof, (iii) the genuineness of signatures not witnessed by us and (iv) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of documents by the Company and the validity, binding effect and enforceability thereof upon the Company).

We are members of the Virginia Bar and we do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the federal laws of the United States of America.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.             The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

2.             The Exchange Notes have been duly authorized by all necessary corporate action. When the Exchange Notes have been (a) executed and delivered by the Company as described in the Registration Statement and (b) authenticated by the Trustee in accordance with the Indenture, the Exchange Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture, except as the enforceability thereof may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and (ii) principles of equity, whether considered in law or equity.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,